PROSPECTUS SUPPLEMENT
 (TO PROSPECTUS DATED JUNE 18, 1997)

              4,000,000 TRUST CONVERTIBLE PREFERRED SECURITIES
                          MCKESSON FINANCING TRUST
                 5% TRUST CONVERTIBLE PREFERRED SECURITIES
        (LIQUIDATION AMOUNT $50 PER CONVERTIBLE PREFERRED SECURITY)
               GUARANTEED TO THE EXTENT SET FORTH HEREIN BY,
                            MCKESSON CORPORATION

                        ---------------------------

      This Prospectus Supplement supplements and amends the Prospectus dated June 18, 1997 (the "Prospectus") relating to the 5% Trust Convertible Preferred Securities (the "Convertible Preferred Securities"), which represent preferred undivided beneficial interests in the assets of McKesson Financing Trust, a statutory business trust formed under the laws of the State of Delaware, and the shares of common stock, par value $.01 per share, of McKesson Corporation, a Delaware corporation ("McKesson"), issuable upon conversion of the Convertible Preferred Securities.

      McKesson and HBO & Company ("HBOC"), a leading healthcare information company, have signed a definitive merger agreement for McKesson to acquire HBOC. Under the terms of the merger agreement, stockholders of HBOC would receive a fixed exchange ratio of 0.37 shares of McKesson common stock for each share of HBOC common stock in a tax-free exchange. The merger of the two companies, which is subject to regulatory approval, McKesson and HBOC shareholder approval and other customary conditions, would be accounted for as a pooling of interests and is anticipated to close in the first quarter of 1999. The new company would be named McKesson HBOC, and the corporate headquarters of McKesson HBOC would be located in San Francisco, California.

      Upon completion of the merger, Charles W. McCall, currently president and chief executive officer of HBOC, would become chairman of McKesson HBOC's board of directors, and Mark A. Pulido, currently president and chief executive officer of McKesson, would become president and chief executive officer of McKesson HBOC. Also upon completion of the merger, McKesson HBOC's board of directors would consist of ten members, which would include five members from the current McKesson board and five from the current HBOC board.

      The table on pages 56 through 58 of the Prospectus, which sets forth information with respect to the Selling Holders (as defined in the Prospectus) and the respective amounts of Convertible Preferred Securities beneficially owned by each Selling Holder that may be offered pursuant to the Prospectus (as supplemented and amended), is hereby amended (i) by the deletion of item 20 of that table and the substitution therefor of item 20 below, and (ii) by the addition of item 92 as follows:

                              Convertible Preferred                               Convertible Preferred
                              Securities Owned           Number of                Securities Owned
                              Prior to Offering          Convertible Preferred    After Offering
  "Selling Holder             Number        Percent      Securities Offered       Number        Percent

 20. Goldman, Sachs & Co.     103,950         2.60%          10,000               93,950          2.35%

 92. Merrill Lynch Pierce
     Fenner & Smith Inc.          180         0.05%             180                    0          0.00%

      The Prospectus, together with this Prospectus Supplement, constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act of 1933, as amended, with respect to offers and sales of the Convertible Preferred Securities and McKesson Common Stock issuable upon conversion of the Convertible Preferred Securities. All references in the Prospectus to "this Prospectus" are hereby amended to read "this Prospectus (as supplemented and amended)".

 PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER MATTERS DISCUSSED UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 6 OF THE PROSPECTUS.

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
 REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

 The date of this Prospectus Supplement is November 4, 1998.